Exhibit 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION COPY

DISTRIBUTION AGREEMENT

This Agreement is made effective as of 1st July 2007 (the “Effective Date”) by and between THE MEDICINES COMPANY, a Delaware corporation having offices at 8 Campus Drive, Parsippany, New Jersey  07054 (“TMC”), NYCOMED DANMARK ApS, P.O. Box 88, Langebjerg 1 DK-4000 Roskilde, Denmark, a company duly organized and existing under the laws of the Kingdom of Denmark (“Nycomed”), and NYCOMED HOLDING ApS,  P.O. Box 88, Langebjerg 1 DK-4000 Roskilde, Denmark, a company duly organized and existing under the laws of the Kingdom of Denmark (“Nycomed Parent”).

TMC and Nycomed shall be referred to individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

Whereas, TMC is in the business of developing, manufacturing and marketing pharmaceutical products;

Whereas, Nycomed and TMC were parties to that Sales, Marketing and Distribution Agreement, dated 25th March, 2002, as amended May 28th, 2003 (the “Former Distribution Agreement), pursuant to which Nycomed was responsible for distribution, marketing, promotional and certain other services with respect to the Product (as defined herein) in the Territory (for purposes of these Recitals, as defined in the Former Distribution Agreement);

Whereas, pursuant to that Termination and Transition Agreement between the Parties and Nycomed Parent, dated the Effective Date (the “Transition Agreement”), the Parties and Nycomed Parent agreed, among other things, to terminate the Former Distribution Agreement and to enter this Agreement, as well as a Services Agreement, dated the date hereof (the “Services Agreement”), in order to continue certain activities of Nycomed under the Former Distribution Agreement without interruption;

Whereas, Nycomed is engaged in, among other things, the distribution of pharmaceutical products and has represented to TMC that it has the facilities, personnel, and technical expertise to distribute the Product in all countries of the Territory (as defined herein);

Whereas, TMC desires to appoint Nycomed as TMC’s exclusive distributor in the territory outlined in Exhibit A (the “Territory”) for the Product, and to sell the Product to Nycomed on the terms and subject to the conditions described in this Agreement and the Transition Agreement;

Whereas, Nycomed desires to accept such appointment as an exclusive distributor of the Product in the Territory and to distribute the Product in the Territory, and to purchase the Product from TMC on the terms and subject to the conditions described in this Agreement;

Whereas, Nycomed’s role as a distributor under this Agreement shall include the following activities with respect to the Product:  importation, warehousing, logistical/handling, transportation, packaging and labeling, QA and QC (including release analysis), follow-up stability studies, order entry activities, booking of sales, billing and collection, product recall (as provided herein) and any other activities performed under the Former Distribution Agreement and Quality Agreements and not considered a “Service” under the Services Agreement; and

NOW THEREFORE, in consideration of the mutual agreements set forth herein, TMC and Nycomed hereby agree as follows:

1.             DEFINITIONS

All capitalized terms used in this Agreement not otherwise defined shall have the meanings and definitions ascribed to them as listed below.

1.1.          “Adverse Event” means any untoward medical occurrence in a patient administered a medicinal product and which does not necessarily have to have a causal relationship with this treatment. An Adverse Event can therefore be any unfavorable and unintended sign (for example, an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to such medicinal product.

1.2.          “Affiliate” means any corporation, company, joint venture, partnership or other entity which, directly or indirectly, controls, is controlled by, or is under common control with a Party to this Agreement. “Control” means the ownership of at least 50% of the issued share capital or business assets of another entity, the power to exercise at least 50% of the voting rights of another entity, or the power to appoint more than 50% of the Board of Directors of another entity.

1.3.          “Angiomax” means Angiomax®, Angiox®, Angionax® or any other Trademark selected by TMC for the Product in the Territory.

1.4.          “Approvals” means and includes all filings, approvals, registrations, permits, licenses and authorizations related to the Product which are necessary or which, in the reasonable opinion of TMC, are desirable, to be made with or obtained from any Governmental Authority for the importation, sale, marketing and promotion of the Product in the Territory or any part thereof, including primarily, but without limitation, authorizations of medicinal products for human use and approval of related labels and packaging, as well as pricing and social health system reimbursement approvals.

1.5.          “AQRPA” means the Analysis, Quality Release and Packaging Agreement, entered into as of March 24, 2004, between TMC and Nycomed.

1.6.          “Business Day” means any day on which the banks in the Kingdom of Denmark are open for business.

1.7.          “Combination Product” means a product containing one or more active ingredients or components in addition to the Product.

1.8.          “Distributor” means a person or entity in a country who (i) purchases Product from Nycomed or one of its Affiliates, and (ii) assumes responsibility for a portion of the sales effort related to Product in that country, and (iii) under an implied or express sublicense, sells Product in that country.

1.9.          “EEA” means any current member countries of the European Union and Norway, Iceland, and Liechtenstein.

1.10.        “Existing Inventory” means all labeled and unlabeled vials of Product held by Nycomed or Nycomed’s Affiliates in inventory on the Effective Date until sold or supplied by Nycomed pursuant to Section 9.

1.11.        “Existing Subdistributors” means those Nycomed Affiliates appointed by Nycomed prior to the Effective Date, in accordance with the Former Distribution Agreement, as Distributors of the Product in the Territory, and such additional Nycomed Affiliates and other third parties appointed as Distributors of the Product in the Territory in accordance with Section 2.1.

1.12.        “First Launch Date” means the date of Launch of the Initial Indication(s) in any country of the Territory.

1.13.        “Governmental Authority” means and includes all governmental and regulatory bodies, agencies, departments or entities, whether or not located in the Territory, which regulate, direct or control commerce in or with the Territory, including Approvals.

1.14.        “Gross Sales” means gross invoices on sales of the Product by Nycomed and its Affiliates and Distributors to third parties.

1.15.        “Grupo Ferrer” means Grupo Ferrer Internacional S.A.

1.16.        “Improvements” means authorized, updated or modified manufacturing processes for the Product or its component substances, additional dosage unit sizes or other similar authorized modifications to the production and delivery of the Product as part of an Approval for the Product.

1.17.        “Indication” means a particular use for the Product which has received Approval from a Governmental Authority in one or more countries of the Territory.

1.18.        “Initial Indication” means the Product’s first Indication receiving Approval in one or more countries of the Territory.

1.19.        “Inventory” means the Existing Inventory and the New Inventory, collectively.

1.20.        “ISAR Agreements” means:

(a)           [**], effective as of [**] (the “ISAR-4 Agreement”);

(b)           [**], effective as of [**] (the “Munich ISAR-3 Agreement”);

(c)           [**], effective as of [**] (the “Bad Krozingen ISAR-3 Agreement”);

(d)           [**], with last signature dated [**] (the “ISAR-3 Reload Agreement”; the Munich ISAR-3 Agreement, Bad Krozingen ISAR-3 Agreement and the ISAR-3 Reload Agreement, collectively, the “ISAR-3 Agreements”).

1.21.        “Launch” means the date of announcement to prescribers of pharmaceuticals, of the availability of Product upon prescription to treat an Initial Indication or a subsequent Indication in any country in Territory.

1.22.        “Net Sales” shall mean the gross amount invoiced (not dependent on whether such invoices have been actually paid) on sales of the Product by Nycomed and its Affiliates and Distributors to third parties, less the following items, as determined from the books and records of Nycomed or its Affiliates or Distributors, provided that such items do not exceed reasonable and customary amounts in the respective country(s) of the Territory in which such sale or other disposition occurred:  (i) freight, insurance and other transportation charges, if billed separately; (ii) amounts repaid or credited by reason of returns, rejections, defects, recalls or because of retroactive price reductions; (iii) sales taxes, excise taxes, value-added taxes and other taxes (other than income taxes) levied on the invoiced amount; (iv) import and export duties; (v) cash, trade and quantity discounts actually given or made; and (vi) rebates paid pursuant to government regulations. A sale of the Product by Nycomed to an Affiliate or Distributor for resale of the Product by such Affiliate or Distributor shall not be considered a sale for the purposes of this provision, but the resale of such Product by the Affiliate or Distributor to a third party who is not an Affiliate or Distributor of Nycomed shall be a sale for the purposes of this Agreement.

For the purposes of this Agreement, “sale” shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Product, at no charge, for pre-clinical, clinical or regulatory purposes or to physicians or hospitals for promotional purposes, provided such transfer, distribution or disposition is not made in exchange for higher prices on other Nycomed products or for other non-cash consideration. In the event that consideration in addition to or in lieu of money is received for the sale of Product in an arms-length transaction, the fair market value of such consideration shall be included in the determination of Net Sales. To the extent that the Product is sold in other than an arms-length transaction, Net Sales for such sale shall be the average sales price of the Product if sold in an arms-length transaction during the applicable reporting calendar quarter in the country of the Territory in which the non-arms-length transaction occurred.

In the event that the Product is sold in the form of a Combination Product, Net Sales for the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the calendar quarter period by the fraction A/A+B where A is the average sale price of Product when sold separately in finished form, and B is the average sale price of the other active ingredients or components when sold separately in finished form, in each case during the applicable reporting calendar quarter in the country in which the sale of the Combination Product was made, or if sales of both the Product and the other active ingredients or components did not occur in such period, then in the most recent calendar quarter in which sales of both occurred. In the event that such average sale price cannot be determined for both Product and all other active ingredients or components included in the Combination Product, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the standard fully-absorbed cost of the Product portion of the Combination Product and D is the sum of the standard fully-absorbed costs of all other active components or ingredients included in the Combination Product, in each case as determined by TMC using its standard accounting procedures consistently applied. In no event shall Net Sales of a Product included in a Combination Product be reduced to less than fifty percent (50%) of actual Net Sales of such Combination Product (determined by reference to the definition of Net Sales set forth above) by reason of any adjustment provision set forth in this paragraph.

1.23.        “New Inventory” means any vials of Product bought by Nycomed from TMC after the Effective Date in accordance with Section 8.1.

1.24.        “Packaging Agreement” means the Quality (GMP) Agreement for Third Party Contract Manufacture, entered into as of April 24, 2002, between TMC and Nycomed.

1.25.        “Patents” means patents and applications in any and all countries for patents (including provisional applications) and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof and patent extensions with respect to the Product in the Territory.

1.26.        “Pharmacovigilance Agreement” means the Pharmacovigilance Agreement on Bivalirudin®, entered into as of September 16, 2004, between TMC and Nycomed.

1.27.        “Pharmacovigilance QP Agreement” means the Agreement between The Medicines Company and Nycomed Denmark A/S on the role of the Qualified Person for Pharmacovigilance in the European Union for Angiox, entered into as of August 16, 2004, between TMC and Nycomed.

1.28.        “PhV Agreements” means the Pharmacovigilance Agreement and the Pharmacovigilance QP Agreement.

1.29.        “Product” means Bivalirudin, being a highly specific and reversible direct thrombin inhibitor, which operates by specific binding to both the catalytic site and to the anion-binding exosite of circulating and clot-bound thrombin. The active substance is a synthetic, twenty (20)-amino acid peptide, whose chemical name is D-phenylalanyl-Lprolyl-Larginyl-L-prolyl-glycyl-glycyl-glycyl-glycyl-L-asparagyl-glycyl-L-aspartly-L-phenylalanyl-L-glutamyl-L-glutamyl-isoleucyl-L-prolyl-L-glutamyl-L-glutamyl-L-tyrosyl-L-leucine-trifluoracetate (salt) hydrate. Its molecular weight is 218.19 daltons (anhydrous free base peptide). Product shall also include Improvements.

1.30.        “Product Configuration” means and includes any modifications to the package insert, labeling, or packaging of the Product required by Governmental Authority(s) of one or more countries of the Territory.

1.31.        “PTC” means the Product Transition Committee, as defined in the Transition Agreement.

1.32.        “QA Agreements” means, collectively, the AQRPA, the Release Agreement and the Packaging Agreement.

1.33.        “Quality Agreements” means, collectively, the QA Agreements and the PhV Agreements. For the sake of clarity, with respect to each Quality Agreement, all references to such Quality Agreement with respect to activities pursuant to the Former Distribution Agreement (i.e., prior to the Effective Date) shall mean such Quality Agreement unamended by the Transaction Agreements, and all references to such Quality Agreement with respect to activities on or after the Effective Date shall mean such Quality Agreement as amended by the Transaction Agreements.

1.34.        “Release Agreement” means the Quality (GMP) Agreement for Third Party Contract Quality Release, entered into as of February 24, 2004, among TMC, Nycomed and Nycomed Austria GmbH.

1.35.        “Thrombin Inhibitor” means any pharmaceutical with a mechanism of action involving the partial or complete inhibition of thrombin in the clotting cascade. Thrombin inhibitors shall include direct acting compounds including but not limited to lepirudin, desirudin and other members of the hirudin family as well as melagatran and small molecule direct thrombin inhibitors such as argatroban. Thrombin inhibitors shall also include indirect acting thrombin inhibitors which inhibit thrombin in conjunction with a co-factor such as AT-III. Such indirect thrombin inhibitors shall include but not be limited to unfractionated heparins and low molecular weight heparins such as enoxaparin sodium, dalteparin sodium, fondaparinux and reviparin sodium but shall exclude Warfarin.

1.36.        “TMC-UK” means The Medicines Company UK Limited, a limited liability corporation located at Suite B, Park House, 11 Milton Park, Abingdon, Oxfordshire OX14 4RS, or such other EU incorporated entity of TMC which TMC may designate.

1.37.        “Trademarks” means trademarks, trade names, service marks, and other proprietary symbols owned or controlled by TMC and as designated by TMC in Exhibit C hereto.

1.38.        “Transaction Agreements” means, collectively, this Agreement, the Services Agreement and the Transition Agreement.

1.39.        “Transfer Percentage” means (a) with respect to sales of Inventory made on or before June 30, 2008, [**]%, and (b) with respect to sales of Inventory on or after July 1, 2008, [**]%; provided, however, that if TMC requires Nycomed to perform quality analysis activities on more than [**] batches per year, the Parties shall negotiate a reasonable fee to be paid by TMC to Nycomed with respect to such activities, reflecting Nycomed’s actual costs to perform such activities, marked up by [**]%, but in no event more than €[**] per analysis.

1.40.        “Transfer Price” has the meaning set forth in Exhibit B.

2.             APPOINTMENT OF NYCOMED

2.1.          Appointment, General Diligence.

TMC hereby appoints Nycomed as an exclusive distributor of the Product in the Territory for any and all Indications (whether or not currently existing or planned, but subject to Section 3.1.8 of the Transition Agreement) during the term of this Agreement and Nycomed hereby accepts such appointment subject to the terms and conditions described in this Agreement. For the sake of clarity, such appointment includes the right and obligation for Nycomed to conduct the following activities with respect to the Product in the Territory in accordance with Nycomed’s past practice under the Former Distribution Agreement and Quality Agreements:  importation, warehousing, logistical/handling, transportation, packaging and labeling, QA and QC (including release analysis), follow-up stability studies, order entry activities, booking of sales, billing and collection, product recall (as provided herein) and any other activity performed under the Former Distribution Agreement and Quality Agreements which is not considered a “Service” under the Services Agreement, and expressly excludes the right and obligation to conduct promotion, marketing, detailing and other Services (as defined in the Services Agreement) with respect to the Product in the Territory, except as expressly provided in the Services Agreement. In addition, Nycomed shall have no right or obligation to purchase Product except in accordance with Section 8.1. Nycomed shall have the right to retain the Existing Subdistributors as subdistributors of the Product in the Territory. Nycomed may appoint Nycomed’s Affiliates or third parties as subdistributors of the Product in the Territory. Promptly after any such appointment, Nycomed shall notify TMC in writing of the name and address of each Nycomed Affiliate or third party so appointed as a subdistributor.

2.2.          Application to Affiliates.

The Parties agree and acknowledge that Nycomed has performed certain of its obligations under the Former Distribution Agreement through Nycomed’s Affiliates and that Nycomed may perform certain of its obligations under this Agreement, the QA Agreements and the Pharmacovigilance Agreement through Nycomed’s Affiliates. Nycomed shall cause its Affiliates to comply with all of Nycomed’s obligations under this Agreement, the QA Agreements and the Pharmacovigilance Agreement to the same extent that Nycomed is itself obligated to perform hereunder or thereunder and Nycomed shall be responsible for any failure by any Affiliate to do so. Except as otherwise expressly stated herein, any references to Nycomed in this Agreement, the QA Agreements and the Pharmacovigilance Agreement shall also apply to Nycomed’s Affiliates to the extent such Affiliates have performed or will perform Nycomed obligations hereunder or thereunder.

2.3.          General Obligations and Limitations with respect to Distribution.

(a)           Subject to the applicable regulations in the Territory and to the extent permitted by law, Nycomed shall not (i) establish or maintain any distribution facility for the Product outside the Territory or (ii) except as permitted under the Services Agreement, actively advertise or promote the Product to potential buyers, whether located within or outside the Territory. Nycomed agrees and acknowledges that, as between Nycomed and Nycomed’s Affiliates, on the one hand, and TMC and TMC’s Affiliates, on the other hand, TMC and its Affiliates shall be responsible for the advertising, promotion, detailing and marketing of the Product to potential buyers in the Territory, and, except to the extent specified in the Services Agreement, Nycomed, Nycomed’s Affiliates and any Existing Subdistributors shall have no right or obligation to conduct such activities. Particularly, Nycomed is cognizant of and recognizes the exclusive distribution rights granted by TMC to Grupo Ferrer for Spain, Portugal and Greece and for certain countries within Central and South America.

(b)           Nycomed shall not seek Approval for the Product anywhere in any country in the world, except as provided in the Transition Agreement or with TMC’s prior written consent with respect to a particular country.

(c)           Nycomed shall not bundle the Product with other products.

(d)           Nycomed shall use commercially reasonable efforts to distribute and sell the Products in the Territory and in doing so to maximize the Net Sales of the Product. Nycomed shall use all reasonable efforts to continue to follow the sales and pricing practice and policies with respect to the Product in the Territory that Nycomed has followed in the 12 month period immediately prior to the Effective Date, except to the extent it has just cause to deviate from the same.

2.4.          Non-Competition.

During the term of this Agreement, none of Nycomed, its Affiliates or its Distributors shall manufacture, distribute or sell any Thrombin Inhibitor in the Territory; provided, however, that with respect to countries in the Territory which are included in the EEA, this sentence shall only apply from the First Launch Date until the date which is five years after the First Launch Date. During the term of this Agreement, Nycomed shall notify TMC regarding new pharmaceutical products (excluding line extensions and new formulations) Nycomed or its Affiliates intend to directly or indirectly sell, market or promote in the Territory. Notwithstanding the above, Nycomed shall be entitled to distribute any product for the same Indications as approved for the Product, other than abciximab, eptifibatide, or enoxaparin sodium, that may be used with the Product and/or which may be used in circumstances where the Product is not currently indicated or is contraindicated. Notwithstanding anything contained herein to the contrary, Nycomed shall not be deemed to be in breach of this Section 2.4 if any of the customers of Nycomed, its Affiliates or its Distributors outside the Territory resell any Thrombin Inhibitor in the Territory which they purchased from Nycomed, its Affiliates or its Distributors.

3.             RELATIONSHIP WITH CERTAIN OTHER AGREEMENTS

3.1.          Former Distribution Agreement.

Except with respect to the services to be provided by Nycomed pursuant to the Services Agreement and except as otherwise expressly provided herein, Nycomed shall perform hereunder all activities which Nycomed had performed under the Former Distribution Agreement without interruption and in accordance with Nycomed’s practice under the Former Distribution Agreement. Nycomed shall maintain the infrastructure and personnel necessary to perform its obligations under this Agreement.

3.2.          QA and Pharmacovigilance Agreements.

The QA Agreements and the Pharmacovigilance Agreement shall remain in effect unless terminated in accordance with Section 20 of this Agreement; provided, however, that the QA Agreements and the Pharmacovigilance Agreement are hereby amended as follows:

(a)           All references in the AQRPA, the Release Agreement, the Packaging Agreement and the Pharmacovigilance Agreement to the Former Distribution Agreement or “SMD” (as defined in such Quality Agreements) shall instead refer to this Agreement; provided, however, that (i) all references in the AQRPA to Section 8.2 of the SMD with respect to the authorized manufacturer of the Product or the analyses for import and final release of the Product in the Territory shall instead refer to Section 8.1 of this Agreement, and (ii) all references in the AQRPA to Sections 8.2 and 8.3 of the SMD with respect to final packaging of the Product shall instead refer to Sections 8.2 and 10.3(b) of this Agreement.

(b)           The “Termination” section and the “Consideration:  For the Release” section in the AQRPA is hereby deleted in its entirety.

(c)           Appendix 2 to the Release Agreement is revised to refer to the TMC Specifications and TMC-UK Specifications agreed upon by the Parties and approved in the Territory.

(d)           For the sake of clarity, Nycomed shall continue, unless requested to the contrary by TMC, the arrangements that were in place with respect to Grupo Ferrer during the term of the Former Distribution Agreement in accordance with past practice during such term, including the performance of services under this Agreement, the QA Agreements and the Pharmacovigilance Agreement and the sale of Product to Grupo Ferrer.

4.             PTC, TMs AND ADVISORY BOARDS

4.1.          Coordination.

As described in the Transition Agreement, the Transition Managers (as defined in the Transition Agreement) and the PTC shall be responsible for coordinating the Parties’ activities under this Agreement. The QP (as defined in the relevant QA Agreement) shall cooperate with the PTC as requested by TMC.

4.2.          Advisory Boards.

For the purpose of maximizing the medical community’s knowledge and awareness of the Product, to the extent Nycomed has developed national or regional advisory boards for the Product pursuant to the Former Distribution Agreement, the members and meetings of such boards shall be accessible to TMC’s personnel. For the avoidance of doubt, Nycomed shall no longer have any right to develop new national or regional advisory boards, but may maintain the existing boards in accordance with this Section 4.2 until termination or expiration of this Agreement, at which point such boards shall be disbanded.

5.             COMPLIANCE WITH GOVERNMENTAL REGULATIONS

TMC and Nycomed shall each comply with all laws, rules and regulations of every Governmental Authority having jurisdiction over its respective activities, as contemplated by this Agreement.

6.             INTENTIONALLY OMITTED

7.             FORECASTS

Until [**] (or, if earlier, the termination of this Agreement), Nycomed shall provide TMC with a [**] Product forecast, updated on a rolling quarterly basis. The rolling forecasts are to be broken down to [**]. Nycomed shall use its reasonable commercial efforts to provide accurate forecasts to TMC. Such forecasts shall be non-binding.

8.             INVENTORY MANAGEMENT AND SUPPLY

8.1.          New Inventory.

(a)           At TMC’s request from time to time, Nycomed shall buy New Inventory from TMC, based on TMC’s good faith belief as to the anticipated demand for the Product in the Territory during the remaining term of this Agreement. Nycomed shall pay TMC for such New Inventory in accordance with Section 10 of this Agreement. TMC shall supply the New Inventory as a sterile lyophilized formulation in 10 ml glass vials containing material that, when reconstituted, will deliver 250mg of bivalirudin per 5ml. Each 250mg vial constitutes a single unit of Product.

(b)           The New Inventory shall be provided to Nycomed by TMC in 250 mg naked (unlabeled) vials in quantities determined by TMC. Naked vials shall be shipped to an agreed location in the European Union. TMC shall be responsible for the cost of filling the naked vials at Ben Venue Laboratories. Additionally, TMC may designate another qualified company in Europe or elsewhere that shall be responsible for filling the naked vials, and TMC shall provide all required technical know-how to the designated company for such purposes. TMC shall be responsible for the cost of filling, both at Ben Venue and at any such additional site. As marketing authorization holder, TMC shall be responsible for designating an authorized manufacturer and/or site of European batch release for the Product; provided, however, that

TMC has designated Nycomed to act in this capacity in accordance with the Release Agreement; provided, however, that TMC also reserves the right to designate other third parties as appropriate.

(c)           TMC shall deliver New Inventory into the possession of a common carrier designated by TMC. Title, risk of loss and damage to such Product shall pass to Nycomed upon such Product’s removal from TMC’s designated filling location. In accordance with Section 10.3(a), TMC shall be responsible for shipping and insurance costs incurred in connection with transporting the New Inventory from TMC’s fill point to the agreed location in the European Union. The New Inventory shall be packed for shipment and storage in accordance with TMC’s standard commercial practices.

(d)           For the avoidance of doubt, Nycomed shall be the importer of record with respect to the New Inventory. Until Nycomed sells or supplies the New Inventory in accordance with Section 9, the New Inventory shall be housed and maintained by Nycomed, at Nycomed’s expense, at a facility(ies) owned or controlled by Nycomed and will be segregated and marked as New Inventory.

(e)           The terms and conditions set forth in this Agreement shall apply to all purchases of New Inventory by Nycomed, and to the extent such terms and conditions conflict with those set forth in any purchase order or invoice for Product, the terms and conditions set forth in this Agreement shall govern.

(f)            TMC shall not be liable to Nycomed for any losses or damages arising from TMC’s failure to provide any quantity of Product.

8.2.          Product Packaging, Product Configuration and Destination Instructions.

(a)           Nycomed will be responsible for the Product Configuration except with respect to those countries in the Territory in which TMC holds the marketing authorization for the Product. TMC shall approve all labeling and package insert proofs prior to their use.

(b)           Nycomed shall package and label the Product in Inventory in accordance with TMC’s instructions, Nycomed’s past practices with respect thereto, the provisions of this Agreement and the Packaging Agreement, and applicable Territory laws and regulations.

8.3.          Inspection; Repurchase; Possession.

(a)           TMC shall have the right to enter the applicable distribution facilities at all reasonable times to inspect the Inventory and Nycomed’s records with respect thereto. At TMC’s request from time to time, Nycomed shall provide TMC with a report of the quantity of saleable Inventory and such other information reasonably requested by TMC with respect to the Inventory.

(b)           Upon TMC’s request at any time, (i) Nycomed Danmark ApS shall obtain title and ownership of any of the then-current New Inventory that may be held by its Affiliates, (ii) TMC or TMC’s designee shall purchase, and shall be deemed to have purchased, the then-current New Inventory from Nycomed Danmark ApS at no charge (US$0) and (iii) title to the then-current New Inventory shall pass to TMC or TMC’s designee. Nycomed Danmark ApS shall execute and deliver to TMC or TMC’s designee, as applicable, a bill of sale with respect to such then-current New Inventory substantially in the form attached to the Transition Agreement as Exhibit C (with relevant changes to refer to the then-current New Inventory). Nycomed shall deliver such vials of New Inventory into the possession of a common carrier designated by TMC within five Business Days after Nycomed’s receipt of TMC’s request. If TMC does not designate a common carrier before such date, then Nycomed may designate a common carrier on behalf of TMC. Title, risk of loss and damage to such vials of New Inventory shall pass to TMC or TMC’s designee, as applicable, upon possession by the common carrier. Such vials of New Inventory shall be delivered FCA (Incoterms 2000) the applicable Nycomed distribution facility. Such vials of New Inventory shall be packed for shipment and storage in accordance with Nycomed’s standard commercial practices. Nycomed shall deliver such vials of New Inventory in good and merchantable quality and in saleable condition in the ordinary of course of business as conducted in accordance with Nycomed’s past practice. Nycomed agrees that, if Nycomed does not comply with Nycomed’s obligations under this Section 8.3(b), TMC has the right to enter the Nycomed distribution facilities, take possession of any or all of the New Inventory and remove any or all of the New Inventory from such facilities, without further notice or court hearings, which rights, if any, are hereby waived, upon expiration or termination of this Agreement. For the sake of clarity, TMC’s rights and Nycomed’s obligations under this Section 8.3(b) are independent of and in addition to the Parties’ rights and obligations under Section 6.10 of the Transition Agreement.

8.4.          Certificates of Analysis.

Except to the extent that Nycomed is responsible for performing the relevant activities pursuant to the QA Agreement, (a) TMC shall provide Certificates of Analysis for each lot of Product in Existing Inventory (to the extent not already provided prior to the Effective Date) or delivered to Nycomed as New Inventory, to demonstrate that such lot was tested and released prior to delivery, and (b) TMC shall make available for review by Nycomed full batch documentation, including batch production records and manufacturing and analytical records, for the Inventory.

9.             SALES AND OTHER SUPPLY BY NYCOMED

9.1.          Sales of Product by Nycomed.

Nycomed shall be responsible for accepting orders for purchases of Product within the Territory (whether such orders are presented to Nycomed directly from a potential buyer or indirectly through TMC or an Affiliate of TMC) and, except as expressly provided herein, in accordance with Nycomed’s practice under the Former Distribution Agreement; provided, however, that Nycomed shall not accept any purchase order in a quantity greater than that which can be filled from the then-current Inventory.

9.2.          Supply of Product by Nycomed to Certain Clinical Trials.

Until such time as the ISAR Agreements are assigned to TMC pursuant to the Transition Agreement, Nycomed shall be responsible for supply of Product to the hospitals and professors which are parties to the ISAR Agreements (collectively, “ISAR”), in accordance with the ISAR Agreements and otherwise in accordance with Nycomed’s practice under the Former Distribution Agreement. Nycomed represents that it has supplied [**] vials of Product to ISAR prior to the Effective Date and that TMC has neither reimbursed Nycomed’s cost for any such vials nor replaced any such vials in-kind at no cost to Nycomed. With respect to such [**] vials, TMC shall reimburse Nycomed at US$[**] per vial for an aggregate reimbursement amount of US$[**], which amount shall be paid in accordance with Section 8 of the Transition Agreement.

9.3.          Order of Sale and Supply.

Nycomed shall sell to customers, or supply to ISAR as permitted under Section 9.2, the vials of Product in Inventory in the following order, to the extent practicable:  first, the Existing Inventory until all the Existing Inventory has been sold or supplied, then the New Inventory; and with respect to each of the Existing Inventory and the New Inventory, the labeled vials shall be sold or supplied first until all then-labeled vials in the relevant category of Inventory have been sold or supplied, then the unlabeled vials (which Nycomed shall have first labeled in accordance with Section 8.2); and with respect to each of the categories of Inventory and with respect to each of the categories of labeled and unlabeled vials therein, vials with the shortest period of time remaining until the expiration date for the Product therein shall be sold or supplied first. Upon sale or supply by Nycomed, the sold or supplied vials of Product shall no longer be considered Inventory hereunder.

9.4.          Billing and Collection.

Nycomed shall be solely responsible for billing of, and collection of payments from, buyers of the Product in the Territory.

10.          FEES AND PAYMENT AMOUNTS

10.1.        Transfer Price.

(a)           For each vial of Product sold by Nycomed, Nycomed’s Affiliates or Distributors  from New Inventory or Existing Inventory in accordance with Section 9.1, upon such sale,

Nycomed shall owe TMC the applicable Transfer Price as calculated according to Exhibit B attached hereto. The Transfer Price for sold vials shall be paid on a quarterly basis in accordance with Section 8 of the Transition Agreement.

(b)           For each vial of Product supplied by Nycomed to ISAR following the Effective Date in accordance with Section 9.2, upon supply by Nycomed to ISAR, TMC shall owe Nycomed (a) US$[**], with respect to each such vial supplied from Existing Inventory, or (b) no charge (US$0), with respect to each such vial supplied from New Inventory. The foregoing amount for supplied vials shall be paid on a quarterly basis in accordance with Section 8 of the Transition Agreement.

(c)           If any Net Sales are stated in a currency other than United States Dollars during such quarter, then, for the purpose of calculating the Transfer Price for such quarter such Net Sales shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in the European Central Bank in Frankfurt as of the last Business Day of such calendar quarter. If no such exchange rate has been quoted in the European Central Bank in Frankfurt at any time during the 12-month period preceding the last Business Day of such quarter, such Net Sales shall be deemed to be equal to the Net Sales for the Product most recently charged by Nycomed in United States Dollars.

10.2.        Payment Form.

(a)           All payments between the Parties shall be in US Dollars and shall be made by bank wire transfer in next day available funds to the bank account designated in writing by the receiving Party from time to time. For the sake of clarity, TMC shall pay any amounts due by TMC hereunder only to Nycomed Danmark ApS and TMC shall have no obligation to make any payments to any Nycomed Affiliate.

(b)           Taxes now or hereafter imposed with respect to the importation by, or sale to, Nycomed of New Inventory hereunder (with the exception of income taxes or other taxes imposed upon TMC and measured by the gross or net income of TMC) shall be the responsibility of Nycomed as between TMC and Nycomed, and if paid or required to be paid by TMC, the amount thereof shall be added to and become a part of the amounts payable by Nycomed hereunder. Nycomed, as the importer of record with respect to the Product, remains responsible to the local VAT authorities for introducing any periodical VAT returns and paying any VAT due on the importation by or sale of New Inventory to Nycomed hereunder, if required to do so under the applicable VAT law and regulations.

(c)           Taxes now or hereafter imposed with respect to the distribution and sale of the Product, or the shipment of the Product to ISAR, by Nycomed, Nycomed’s Affiliates or Distributors in any country in the Territory shall be the responsibility of Nycomed as between TMC and Nycomed, and if (for whatever reason) paid or required to be paid by TMC, the amount thereof shall be added to and become a part of the amounts payable by Nycomed hereunder. Nycomed is responsible to the local VAT and customs authorities for the customs clearance (if applicable) and introducing any periodical VAT returns and paying any VAT due in the framework of the distribution and sale of the Product, or the shipment of the Product to ISAR, by Nycomed, Nycomed’s Affiliates or Distributors, if required to do so under the applicable VAT and/or customs law and regulations.

(d)           Notwithstanding Sections 10.2(b) or (c), if Nycomed is required to withhold taxes from any amount payable by Nycomed to TMC, then Nycomed shall pay to TMC an additional amount as may be necessary so that TMC will receive, after deduction of such withholding tax, the amount which TMC would have received in the absence of such withholding tax. TMC will promptly credit to Nycomed any withholding tax TMC recovers through a foreign tax credit that TMC actually uses to reduce its tax liabilities, up to the additional amount as described above, that Nycomed has paid to TMC with respect to that recovered tax. TMC shall provide Nycomed with a certificate of residence and other documents which Nycomed may reasonably request in order to demonstrate that TMC is a tax resident of the United States.

10.3.        Responsibilities for Expenses.

(a)           TMC shall be responsible for:  (i) the cost of bulk material; (ii) shipping and insurance costs incurred in connection with transporting the New Inventory from TMC’s fill point to the agreed location in the European Union; (iii) all license fees and royalties payable to third parties in connection with the manufacture, use or sale of the Product, in accordance with agreements between TMC and third parties; (iv) fill costs (excluding labeling and packaging costs); and (v) regulatory filing and maintenance costs within the Territory, including release testing required pursuant to the Approvals for the EEA (excluding country-specific local testing and excluding any such costs incurred by Nycomed pursuant to the QA Agreements and the Pharmacovigilance Agreement).

(b)           Nycomed shall be responsible for:  (i) any third party payment obligations (including without limitation fees associated with customs clearance and, if necessary, local release testing for Product) incurred by Nycomed in connection with distributing the Product in any country in the Territory; (ii) labeling and packaging costs and other costs incurred by Nycomed pursuant to the QA Agreements or the Pharmacovigilance Agreement; (iii) its own incidental costs in assisting TMC in obtaining Approvals for countries in the Territory; and (iv) other costs incurred by Nycomed pursuant to the Quality Agreements and the activities to be performed by Nycomed under this Agreement, as described in Section 2.1.

10.4.        All Inclusive. Other than the payment obligations in this Section 10, TMC shall have no other payment obligations to Nycomed with respect to the activities performed by Nycomed under this Agreement, the QA Agreements and the Pharmacovigilance Agreement. For the sake of clarity, the portion of Net Sales retained by Nycomed covers, without any additional charge to

TMC, the costs of performing the Nycomed activities hereunder (including all financing costs and costs of scrapping packages, labels or other materials), consistent with Nycomed’s past practices under the Former Distribution Agreement and the manner in which Nycomed supports its other employees performing similar activities.

11.          REPORTING BY NYCOMED

11.1.        Within [**] Business Days after the end of each month, Nycomed shall submit a written report to TMC including the following information for such month:

(a)           Market shares of the Product for the Territory, when and where available, on a country-by-country basis; and

(b)           Product orders received or fulfilled by Nycomed, specifying, with respect to each customer, the number of vials of Product ordered and the name and address of such customer (including any Existing Subdistributor, if applicable, and any ultimate customer of such Existing Subdistributors).

11.2.        Within [**] Business Days after the end of each calendar quarter, Nycomed shall submit a written report to TMC including the following information for such quarter:

(a)           the number of vials of Existing Inventory sold, on a country-by-country basis, and on a vial-by-vial basis;

(b)           the number of vials of New Inventory sold, on a country-by-country basis, and on a vial-by-vial basis;

(c)           the number of vials of Existing Inventory supplied by Nycomed to ISAR pursuant to Section 9.2;

(d)           the number of vials of New Inventory supplied by Nycomed to ISAR pursuant to Section 9.2;

(e)           the number of vials of Existing Inventory sold by Nycomed to Grupo Ferrer pursuant to Section 3.2(d) quarter;

(f)            the number of vials of New Inventory sold by Nycomed to Grupo Ferrer pursuant to Section 3.2(d); and

(g)           Gross Sales, Net Sales (and the calculation thereof) and the calculation of each applicable Transfer Price, on a vial-by-vial and aggregate basis.

12.                               INTENTIONALLY OMITTED

13.                               COLLECTION OF INFORMATION ON ADVERSE AND SERIOUS ADVERSE EVENTS/REPORTING ON MEDICAL SAFETY RECALLS

13.1.                        Obligations regarding Regulatory Reporting (“Pharmacovigilance”).

To the extent permitted by applicable law, Nycomed shall have sole responsibility for Pharmacovigilance and for submitting Adverse Event/medical safety reports in the Territory, as may be required by the Governmental Authorities or regulations.

                                                Such activities shall be conducted by Nycomed in accordance with past practice, the Pharmacovigilance Agreement and applicable law. The Parties agree that Nycomed is conducting such activities on behalf of TMC in those countries in the Territory in which TMC holds the marketing authorization for the Product.

Nycomed shall not submit Adverse Event or safety reports to Governmental Authorities without first consulting TMC’s designated drug surveillance and information contact.

13.2.                        Cooperation/Procedures.

TMC shall also be responsible for maintaining a central Adverse Event/medical safety database for the Product. To the extent required by law, reports based on this database will be made available to Nycomed during the term of the Agreement to meet the requirements of Governmental Authorities in the Territory.

13.3.                        Recalls.

In the event that either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of the Product, or any lot or lots thereof, from the market, such Party shall advise the other and the Parties shall consult with respect thereto in accordance with the Quality Agreements, as applicable. Except to the extent not permitted by applicable law, TMC shall have authority to decide whether a recall or other removal of such Product shall be made. The cost of recall and removing and destroying the Products recalled shall be borne by TMC. TMC shall, at Nycomed’s discretion, reimburse or credit the vials of Products recalled to Nycomed at the applicable Transfer Price paid by Nycomed for such vials, whether pursuant to the Former Distribution Agreement (if such vials have not been sold or supplied by Nycomed pursuant to this Agreement) or this Agreement.

14.                               TRADEMARKS

14.1.                        Right to Use.

Nycomed shall use the Trademarks on an exclusive basis with respect to Exhibit C part a) and on a non-exclusive basis with respect to Exhibit C part b) during the term of this Agreement in the Territory solely to perform Nycomed’s obligations in accordance with this Agreement. Nycomed shall not at any time do or permit any act to be done which may in any way impair the rights of TMC in the Trademarks. TMC shall at all times retain sole and exclusive ownership of the Trademarks. TMC agrees that, if required by the laws of any country of the Territory, recordal of Nycomed’s license with respect to the Trademarks or other recording of Nycomed’s rights as a user of the Trademarks shall be permitted with the prior written consent of TMC, such consent not to be unreasonably withheld. Nycomed shall promptly inform TMC of any infringement or challenge of the Trademarks in the Territory. TMC shall have the sole and exclusive right to bring all actions or proceedings relating to the Trademarks, and Nycomed shall not take any legal action against a third party based on infringement of the Trademarks, unless so authorized by TMC. Furthermore, Nycomed shall provide all reasonable assistance to TMC, at TMC’s request and expense, towards defending the Trademarks from infringement or challenge by or against third parties. TMC shall be responsible for all application and registration procedures for the Trademarks in the Territory. Should such procedures be unsuccessful, TMC’s obligation towards Nycomed shall only be limited to registering a new Trademark for the Product.

14.2.                        Quality Control.

In order to comply with TMC’s quality control standards, Nycomed shall:  (i) use the Trademarks in compliance with all relevant laws and regulations; (ii) obtain TMC’s prior written approval of each such use; (iii) provide, at TMC’s request, reasonable quantities of samples of labels or other materials on which the Trademarks are affixed, in order to allow TMC to confirm that Nycomed’s use of such Trademarks is in compliance with TMC’s applicable standards and guidelines which are then in effect; and (iv) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Product.

14.3.                        Internet Sales.

Nycomed shall not engage in active sales of the Product outside the Territory via the Internet. All Internet sales activities shall be in accordance with local laws and guidelines. The Parties agree that at least the following behavior shall constitute breach of this Section 14.3:

(a)                                  the use on the Internet of a language other than any official language of the Territory;

(b)                                 the use on the Internet of banners or links specifically available to customers other than customers in the Territory;

(c)                                  the use on the Internet of any other symbol or denomination of any currency than those for the currencies of the Territory;

(d)                                 the use on the Internet of any other trademarks for the Product other than the Trademarks;

(e)                                  the use on the Internet of any other package of the Product than the packages of the Product for the Territory.

For the avoidance of doubt, this Section 14.3 shall not be interpreted as creating any right or obligation for Nycomed to advertise, promote, detail or market the Product under this Agreement.

14.4.                        Domain Names, Marks, Corporate Names and Meta-Tags.

In no event shall Nycomed:  (i) establish, operate, sponsor, or contribute content to any site on the Internet which incorporates the word “Angiomax”, “Angiox”, “Angionax” or “The Medicines Company”, any of TMC’s trademarks, service marks or trade names identified in Exhibit E hereto (the “Marks”) or any variation of such Marks as its URL address or any part of such address; (ii) register any domain name which incorporates any of the words “Angiomax”, “Angiox”, “Angionax” or “The Medicines Company” or the Marks (and Nycomed hereby agrees to transfer such domain name to TMC if it breaches this provision); (iii) register any of the Marks or any Marks that are confusingly similar to any of the words “Angiomax”, “Angiox”, “Angionax” or “The Medicines Company” or the Marks; (iv) form (or change the name of) any corporation or other entity under or to a name which incorporates any of the words “Angiomax”, “Angiox”, “Angionax” or “The Medicines Company” or any of the Marks; or (v) at any time during or after the term of this Agreement, in order to attract visitors to any site on the Internet, (A) use “Angiomax”, “Angiox”, “Angionax” or “The Medicines Company”, any of the Marks or any variation thereof as a meta-tag or invisible text or on any unused frame or bridge page,  (B) purchase “Angiomax”, “Angiox”, “Angionax” or “The Medicines Company”, any of the Marks or any variation thereof as a search term from any search engine; or (C) engage in any other practice designed to direct web browsers using search engines to different web pages or versions of web pages than the pages corresponding to search terms entered by the user (including without limitation “bridge pages”, “cloaking” or “pagejacking”).

14.5.                        Equitable Relief.

Nycomed acknowledges and agrees that due to the unique nature of domain names, there can be no adequate remedy at law for any breach of its obligations under this Section 14, and that any breach may allow Nycomed or third parties to unfairly compete with TMC, and therefore, that upon any breach by Nycomed or threat thereof, TMC shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Nycomed shall notify TMC in writing immediately upon the occurrence of any such breach or any threat thereof of which it is aware.

15.                               PATENTS

TMC may, in its discretion, defend and maintain at its cost the Patents in the Territory on the Product. All damages, including interest, profits and other recoveries awarded to the prosecuting party shall be retained by TMC.

16.                               NO RIGHTS BY IMPLICATION

No rights or licenses with respect to the Product or the Trademarks are granted or deemed granted by TMC under this Agreement, the QA Agreements or the Pharmacovigilance Agreement or in connection herewith or therewith, other than those rights expressly granted in this Agreement.

17.                               INTENTIONALLY OMITTED

18.                               WARRANTY AND INDEMNIFICATION

18.1.                        Product Warranty.

TMC hereby warrants that the Product is and shall be manufactured and delivered to Nycomed in conformity with (i) the specifications for the Product, (ii) the U.S. Federal Food, Drug and Cosmetic Act, as amended, (iii) the European Union Council Regulation No. 2309/93 of July 22, 1993 and any amendment thereof, (iv) the European Market Authorization granted to the Product and any extension thereof, and (v) any other regulations applicable to the Product in the EEA. In addition, upon Nycomed notifying TMC of additional requirements imposed by countries within the Territory but not members of the EEA which must be complied with for the Product to be delivered to Nycomed in conformity with the regulations of such countries, TMC shall use commercially reasonable efforts to comply with those requirements, at TMC’s expense.

18.2.                        Disclaimer.

EXCEPT AS STATED IN SECTION 18.1 ABOVE, TMC DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PRODUCT OR OTHERWISE UNDER THIS AGREEMENT OR THE QUALITY AGREEMENTS, INCLUDING WITHOUT LIMITATION

ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE AND NON-INFRINGEMENT.

18.3.                        Indemnifications.

(a)                                  Nycomed hereby agrees to indemnify, defend and hold harmless TMC, all Affiliates of TMC and all officers, directors, employees and agents thereof from all liabilities, claims, damages, losses, costs, expenses, demands, suits and actions (including without limitation attorneys’ fees, expenses and settlement costs) (collectively, “Damages”) arising out of:  (i) Nycomed’s breach of any of its obligations under this Agreement, the QA Agreements or the Pharmacovigilance Agreement; or (ii) Nycomed’s making representations or warranties which are not authorized by TMC hereunder.

(b)                                 TMC hereby agrees to indemnify, defend and hold harmless Nycomed, Affiliates of Nycomed and all officers, directors, employees and agents thereof from all Damages arising out of:  (i) TMC’s breach of any of its obligations under this Agreement, the QA Agreements or the Pharmacovigilance Agreement; (ii) the Product infringing on the intellectual property rights of third parties or misappropriating any trade secrets of third parties; or (iii) personal injuries or damages suffered by third parties due to the Product not conforming to the warranty set forth in Section 18.1 above.

(c)                                  In the event a claim is based partially on an indemnified claim described in Sections 18.3(a) and/or 18.3(b) above and partially on a non-indemnified claim, or is based partially on a claim described in Section 18.3(a) above and partially on a claim described in Section 18.3(b) above, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

(d)                                 The indemnified Party under this Section 18.3 hereby agrees that (i) it will give written notice to the indemnifying Party of each claim for which it seeks indemnification hereunder and that the indemnifying Party shall have sole control and authority with respect to the defense and settlement of any such claim; and (ii) the indemnified Party shall cooperate fully with the indemnifying Party, at the indemnifying Party’s sole cost and expense, in the defense of any such claim. The indemnifying Party shall not accept any settlement which imposes liability not covered by this indemnification or restrictions on the indemnified Party without the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(e)                                  In the event that the Product is held in a suit or proceeding to infringe any intellectual property rights or misappropriate any trade secrets of a third party and the use of such Product is enjoined, or TMC reasonably believes that it is likely to be found to infringe or constitute a misappropriation or likely to be enjoined, then TMC shall, at its sole cost and expense, either (i) procure for Nycomed the right to continue distributing the Product; or (ii) modify the Product so that it becomes non-infringing. If TMC determines, in its reasonable discretion, that neither (i) nor (ii) are commercially practicable, then TMC may terminate this Agreement upon giving Nycomed ninety (90) days prior written notice.

(f)                                    TMC shall have no obligation for any claim of infringement or misappropriation arising from:  (i) any combination by Nycomed of the Product with products not supplied or approved in writing by TMC, where such infringement would not have occurred but for such combination; (ii) the adaptation or modification of the Product not performed by TMC, where such infringement would not have occurred but for such adaptation or modification; (iii) the use of the Product for an Indication for which it was not approved, where such infringement would not have occurred but for such use; or (iv) a claim based on intellectual property rights owned by Nycomed or any of its Affiliates.

(g)                                 This Section 18.3 states Nycomed’s sole remedy and TMC’s exclusive liability in the event that a Product infringes on the intellectual property rights of, or misappropriates the trade secrets of, any third party.

18.4.                        Insurance.

Each Party shall:  (a) maintain public liability insurance including but not limited to premises/operations, contractual (for contracts made in the ordinary course of business), personal injury, and independent contractor liability coverages with a combined single limit of liability of at least US $6,000,000 per occurrence and an aggregate amount of US $7,000,000 and written on the so-called “occurrence” form (except that Nycomed’s insurance may be written on the so-called “claims made” form) and products/completed operations liability with a combined single limit of liability of at least US $20,000,000 per occurrence and an aggregate amount of US $20,000,000 and written on the so-called “claims made” form, such insurance to be provided by insurer(s) licensed and in good standing in the Territory for Nycomed and in the United States for TMC; (b) upon reasonable request, provide the other Party with a properly executed certificate of insurance evidencing this coverage; and (c) notify the other Party in writing at least ten days in advance of any cancellation, non-renewal, modification of coverage or exhaustion of limits of liability for the above required coverages.

19.                               LIMITATIONS ON LIABILITY

19.1.                        Limitation on Direct Damages.

EXCEPT AS STATED IN SECTION 18.3(b)(ii) and (iii), TMC’S LIABILITY FOR DAMAGES TO NYCOMED FOR ANY CAUSE WHATSOEVER UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL NOT EXCEED THE AGGREGATE PRICE PAID TO TMC BY NYCOMED FOR PRODUCT

UNDER THE FORMER DISTRIBUTION AGREEMENT OR THIS AGREEMENT, AS APPLICABLE, DURING THE PRECEDING TWELVE (12) MONTHS.

19.2.                        No Indirect Damages.

EXCEPT AS STATED IN SECTION 18.3(b)(ii) and (iii), TMC SHALL IN NO EVENT BE LIABLE FOR ANY LOSS OF PROFITS OR USE OF THE PRODUCT, OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE PRODUCT OR PERFORMANCE OR TERMINATION OF THIS AGREEMENT OR THE QUALITY AGREEMENTS OR TMC’S FAILURE OR DELAY IN SUPPLYING THE PRODUCT, EVEN IF TMC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

19.3.                        Personal Injuries.

FOR PERSONAL INJURIES RESULTING FROM THE PRODUCT NOT CONFORMING TO THE SPECIFICATIONS FOR THE PRODUCT, SECTIONS 19.1 AND 19.2 SHALL NOT APPLY AND TMC’S LIABILITY SHALL BE IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

20.                               TERM AND TERMINATION

20.1.                        Term.

Without prejudice to TMC’s termination rights under Sections 20.2, 20.3 or 20.4 or Nycomed’s termination rights under Sections 20.3 or 20.4, this Agreement shall begin on the Effective Date, and this Agreement, along with the QA Agreements and the Pharmacovigilance Agreement, shall continue until the Transition Date (as defined in the Transition Agreement).

The term of this Agreement, the QA Agreements and the Pharmacovigilance Agreement may be extended upon further mutual written agreement of the Parties.

20.2.                        TMC’s Additional Termination Rights.

Provided that such termination, and TMC’s or TMC’s designee’s continuation of activities performed by Nycomed hereunder and thereunder, comply with applicable law, TMC may terminate this Agreement, the QA Agreements and the Pharmacovigilance Agreement, or any activities hereunder or thereunder, at any time, on a country-by-country basis or with respect to this Agreement, the QA Agreements and the Pharmacovigilance Agreement in their entirety, by providing Nycomed at least 30 days prior written notice; provided, however, that a termination by TMC of this Agreement, the QA Agreements and the Pharmacovigilance

Agreement, or any activities hereunder or thereunder, with respect to Austria shall be deemed to be a termination of this Agreement, the QA Agreements and the Pharmacovigilance Agreement, or such activities, with respect to all countries in the Territory. In the event that TMC terminates some, but not all, activities under this Agreement, the QA Agreements or the Pharmacovigilance Agreement, the Transfer Percentage will be equitably adjusted to reflect the reduction in Nycomed’s obligations; provided, however, that, in the event the Parties are unable to agree upon such adjustment, the provisions of Section 22 shall apply.

20.3.                        Termination for Breach.

In the event of a breach of this Agreement, the QA Agreements or the Pharmacovigilance Agreement by either Party and such Party’s failure to remedy such breach within 30 days after receiving notice thereof from the non-breaching Party which specifies the circumstances that constitute the breach, then the non-breaching Party may terminate this Agreement, the QA Agreements and the Pharmacovigilance Agreement with immediate effect upon written notice to the breaching Party; provided, however, that such 30 day period shall be reduced to 20 days with respect to any failure by Nycomed to pay amounts due under this Agreement on the date when such amounts become due.

20.4.                        Termination upon Bankruptcy.

This Agreement, the QA Agreements and the Pharmacovigilance Agreement may be terminated by either Party with immediate effect upon the filing of a petition in bankruptcy, insolvency or reorganization against or by the other Party, or such other Party becoming subject to a composition for creditors, whether by law or agreement, or such other Party going into receivership or otherwise becoming insolvent, or any analogous event occurring under the laws of the jurisdiction in which such other Party is incorporated.

20.5.                        Payment Obligations Continue.

Termination or expiration of this Agreement, the QA Agreements and the Pharmacovigilance Agreement shall not result in the reimbursement of non refundable, non creditable payments or affect the obligation of either Party to pay the other all amounts owing or to become owing as a result of the Product sold to Nycomed by TMC on or before the date of such termination or expiration or to pay reimbursements for expenses as required by this Agreement, the QA Agreements and the Pharmacovigilance Agreement, as well as (a) interest thereon in accordance with Section 8.6 of the Transition Agreement to the extent any such amounts are paid after the date they became or will become due pursuant to this Agreement and (b) any obligation with respect to the payment or reimbursement of taxes.

20.6.                        No Post-Termination Compensation for Loss of Good Will.

Except to the extent provided in Section 9 of the Transition Agreement:

(a)                                  In the event of a termination pursuant to any of these provisions or upon expiration of this Agreement, TMC shall not have any obligation to Nycomed, or to any employee, agent, representative or sub-distributor of Nycomed or its Affiliates, for compensation or for damages of any kind, whether on account of the loss by Nycomed or such employee, agent, representative or sub-distributor of present or prospective sales, investments, compensation or goodwill as a result of termination or expiration in accordance with the terms of this Agreement, the QA Agreements or the Pharmacovigilance Agreement.

(b)                                 Nycomed, for itself and on behalf of each of its and its Affiliates’ employees, agents, representatives or Distributors, hereby waives any rights that may be granted to it or them under the laws and regulations of the Territory or otherwise which are not granted to it or them by this Agreement, the QA Agreements or the Pharmacovigilance Agreement.

(c)                                  Nycomed hereby indemnifies and holds TMC harmless from and against any and all claims, costs, damages and liabilities whatsoever asserted by any employee, agent,  representative or Distributor of Nycomed or its Affiliates under any applicable termination, labor, social security or other laws or regulations other than those for which TMC is obligated to indemnify Nycomed under Section 18.3(b) above.

20.7.                        Survival of Terms.

Notwithstanding anything else in this Agreement to the contrary, the Parties agree that Sections 2.2, 5, 8.1(f), 8.3, 10.4, 11 (with respect to the month and quarter in which this Agreement expires or terminates), 14.4, 14.5, 15, 16, 18, 19, 20.5, 20.6, 20.7, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30 and 31 shall survive the termination and expiration of this Agreement, as well as any other provision herein expressly surviving expiration or termination or necessary to interpret the rights and obligations of the Parties in connection with the expiration or termination of the term of this Agreement. In addition, if requested by TMC, Nycomed shall promptly ship to TMC or TMC’s designee, at TMC’s cost and expense, all label and packaging materials, upon this Agreement expiring or being terminated in its entirety. Following expiration or termination of this Agreement with respect to a country, Nycomed shall promptly notify TMC of any Adverse Event, notices from Governmental Authorities or other communications with respect to the Product with respect to such country. Following expiration or termination of this Agreement with respect to a country, Nycomed shall immediately transmit to TMC any order for Product with respect to such country for acceptance or rejection, which acceptance or rejection shall be at TMC’s sole discretion.

21.                               COMPLIANCE WITH LAWS

Each of Nycomed and TMC covenants that all of its activities under or pursuant to this Agreement, the QA Agreements and the Pharmacovigilance Agreement shall comply with all applicable laws, rules and regulations.

22.                               DISPUTE RESOLUTION

Prior to submission to arbitration, the Parties shall negotiate in good faith within the PTC any disagreements or controversies arising out of or relating to this Agreement, the QA Agreements or the Pharmacovigilance Agreement. Should the PTC be unable to resolve an issue, the President of TMC and the President of Nycomed Parent shall meet, either by telephone or in person, to discuss and attempt resolution of the issue.

If the representative of the Parties cannot, within 10 days of their initial discussion, reach a resolution through informal channels of the issue in dispute, then such dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by binding arbitration conducted in the English language in Cambridge, Massachusetts, U.S.A. under the commercial arbitration rules of the United Nations Commission on International Trade Law. Each Party shall appoint an arbitrator and the two arbitrators so appointed shall jointly appoint a third arbitrator; provided, however, that if they cannot agree (or if one Party refuses to appoint an arbitrator) within 30 days after the initiation of the arbitration, then this third arbitrator shall be appointed by the Presiding Judge of the London Court of International Arbitration. Disputes about arbitration procedure shall be resolved by the arbitrators or failing agreement, by the Presiding Judge of the London Court of International Arbitration in London, England. The arbitrators may proceed to an award notwithstanding the failure of a Party to participate in the proceedings. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; depositions shall not be permitted unless agreed to by both Parties. The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. In no event shall punitive or multiple damages be assessed against either Party. The prevailing Party shall be entitled to an award of reasonable attorney fees incurred in connection with the arbitration in such amount as may be determined by the arbitrators. The award of the arbitrators shall be the sole and exclusive remedy of the Parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 22 to the contrary, TMC shall have the right to institute judicial proceedings against Nycomed or against or anyone acting by, through or under Nycomed, in order to enforce TMC’s rights hereunder through specific performance, injunction or similar equitable relief.

23.                               AUDIT AND INSPECTION

During the term of this Agreement, upon reasonable prior notice and during normal business hours and no more frequently than [**], TMC shall be entitled to audit and inspect at its cost those relevant records and facilities which are maintained by Nycomed in direct connection with its performance under this Agreement.

For a period of [**] next following each calendar year, Nycomed shall keep, and shall cause each of its Affiliates involved with distribution of the Product and each Distributor to keep, full, true, and accurate books and records containing all particulars relevant to sales of the Product during such year in sufficient detail to enable TMC to verify the amounts payable by Nycomed to TMC hereunder. TMC and its licensors shall have the right, [**] during any calendar year, to have the books and records of Nycomed related to the sales of Product audited by a qualified nationally-recognized, independent accounting firm of TMC’s choosing, during normal business hours upon reasonable notice, for the sole purpose of verifying the accuracy of the amounts paid by Nycomed to TMC hereunder. In the event that an audit shows that Nycomed has underpaid TMC by [**] percent ([**]%) or more, then Nycomed shall pay for all costs of such audit, otherwise the costs of such audit shall be borne by TMC. In all cases, Nycomed shall pay to TMC any underpaid compensation promptly, together with interest calculated in accordance with Section 8.6 of the Transition Agreement, and TMC shall promptly pay to Nycomed any overpaid compensation.

24.                               RELATIONSHIP OF THE PARTIES

The relationship among the Parties is and shall be that of independent contractors. This Agreement does not establish or create a partnership or joint venture among the Parties, and neither Party shall hold itself out as an agent or employee of the other Party. Neither Party shall have authority to make any statements, representations, warranties or commitments of any kind, or to take any action, which shall be binding on the other Party.

25.                               NOTICES

Any notice or other communication required or desired to be given to any Party under the Agreement shall be in writing and shall be directed to the attention of the Chief Financial Officer if sent to TMC (with a copy to the General Counsel of TMC, at the address specified above or via facsimile at 1-973-401-9541) or to the attention of the President if sent to Nycomed (with a copy to the General Counsel of Nycomed, at BYK-Gulden-Str 2, 78467 Konstanz, Germany, or via facsimile at +49 (0) 7531-842982). Such notice or communication shall be deemed given upon the earlier of (a) two Business Days after it is delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to the receiving Party at the address provided for such Party set forth at the beginning of this Agreement, (b) on the day sent if sent via facsimile transmission sent to the facsimile number provided for the receiving Party at the end of this Agreement, with a copy delivered on the same day to Federal Express, Airborne, or any other similar express delivery service for delivery to such Party at the address provided for such Party set forth at the beginning of this Agreement, or (c) on the day actually received by the receiving Party. Any Party may change its address, facsimile number or contact person for notices and communications under this Agreement by giving the other Party notice of such change.

26.                               GOVERNING LAW

All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the Parties with respect to performance under this Agreement shall be construed and resolved under, and any arbitration or court action hereunder shall apply, the laws of the Commonwealth of Massachusetts, excluding (i) its conflicts of law principles; and (ii) the United Nations Convention on Contracts for the International Sale of Goods.

27.                               SEVERABILITY

The intention of the Parties is to comply fully with all laws and public policies, and this Agreement, the QA Agreements and the Pharmacovigilance Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any arbitration panel or any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement, the QA Agreements or the Pharmacovigilance Agreement consistently with any law or public policy and consequently holds that provision to be invalid, inoperative, unenforceable, or to render other, material, provisions of this Agreement, the QA Agreements or the Pharmacovigilance Agreement invalid, inoperative or unenforceable, such provision shall be set aside, without, however, in any way affecting the validity of the other provisions of this Agreement, the QA Agreements or the Pharmacovigilance Agreement, which shall remain in full force and effect.

28.                               FORCE MAJEURE

A Party shall be excused from performing its obligations under this Agreement (other than payment obligations) if its performance is prevented by any cause beyond its control, including but not limited to, Acts of God, fire, explosion, weather, war, insurrection, riots, or government action. Performances shall be excused only to the extent of and during the reasonable continuance of such disability. All obligations of both Parties shall return to being in full force and effect upon the termination of such cause.

29.                               COMPLETE AGREEMENT

This Agreement, the other Transaction Agreements and the Quality Agreements contain the entire agreement between the Parties and, except as expressly stated herein or therein,

supersedes all prior or contemporaneous discussion, negotiations, representations, warranties, or agreements, relating to the subject matter of this Agreement, the other Transaction Agreements and the Quality Agreements. No changes to this Agreement will be made or be binding on either Party unless made in writing and signed by each Party.

30.                               ASSIGNMENT

Subject to Section 2.2, Nycomed shall not assign, transfer or otherwise dispose of this Agreement in whole or in part to any third party without the prior written consent of TMC. TMC shall not assign, transfer or otherwise dispose of this Agreement in whole or in part to any third party without the prior written consent of Nycomed; provided, however, that such consent shall not be required with respect to assignments, transfers or other dispositions by TMC of its rights or obligations under this Agreement, in whole or in part, to (i) an Affiliate or Affiliates of TMC; or (ii) an acquiror of all or substantially all of the capital stock or assets of TMC related to the Product, through purchase, merger, consolidation, or otherwise. This Agreement shall inure to the benefit of the permitted successors and assigns of each Party.

31.                               MISCELLANEOUS

(a)                                  Waiver. None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either Party, except by an instrument in writing signed by a duly authorized officer or representative of such Party. Further, the waiver by either Party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other Party.

(b)                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)                                  Headings. Headings and captions are included in this Agreement for reference purposes only, and shall not be used in order to interpret or construe this Agreement.

(d)                                 Affiliates. For the sake of clarity and without limitation to the provisions of the Transition Agreement, Nycomed shall cause Nycomed Austria GmbH to comply with the amendments to the Release Agreement herein and Nycomed shall be responsible for any failure by Nycomed Austria GmbH to do so.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed under seal by their respective duly authorized representative as of the date set forth above.

THE MEDICINES COMPANY	NYCOMED DANMARK ApS

By:	/s/ Clive Meanwell	By:	/s/ Ghita Astrop
Name:	Clive Meanwell	Name:	Ghita Astrop
Title:	CEO	Title:	Managing Director

Facsimile:	973-401-9541	Facsimile:

By:	/s/ Kerstin Valinder
Name:	Kerstin Valinder
Title:	EVP

Facsimile:

Nycomed Parent joins in this Agreement as a co-obligor with Nycomed as to all of Nycomed’s obligations hereunder:

NYCOMED HOLDING ApS

By:	/s/ Bent Korscher
Name:	Bent Korscher
Title:	VP Nycomed

Facsimile:

By:	/s/ Kerstin Valinder
Name:	Kerstin Valinder
Title:	EVP

Facsimile:

EXHIBIT A

Countries Included in Territory

Original Countries Constituting the Territory

•                  The following countries of the European Union: Austria, Belgium, Denmark, Estonia, Finland, France, Germany, Hungary, Ireland, Italy, Latvia, Lithuania Luxembourg, Malta, the Netherlands, Poland, the United Kingdom and Sweden; but not Greece, Portugal and Spain.

•                  Iceland.

•                  Liechtenstein.

•                  Norway.

•                  The Russian Federation and all other former Soviet Republics (excluding Latvia, Lithuania and Estonia)

•                  Switzerland.

•                  Turkey

Additional Countries of the Territory

The below countries are included in the Territory with the qualification that prior to registration and launch of the Product in any of these countries, TMC and NYCOMED shall agree that such actions are reasonable and advisable from a commercial and intellectual property perspective:

•                  Cyprus;

•                  Czech Republic;

•                  Slovakia;

•                  Romania;

•                  Bulgaria;

•                  Slovenia;

•                  Croatia;

•                  Bosnia Herzegovina;

•                  Serbia;

•                  Montenegro;

•                  Macedonia.

Notwithstanding the foregoing, upon termination of this Agreement with respect to a country, the Territory shall thereafter exclude such country.

EXHIBIT B

Transfer Price

1.                                       New Inventory in General. With respect to the New Inventory sold to third parties other than Grupo Ferrer, the “Transfer Price” shall be the applicable Transfer Percentage of the Net Sales of vials of such New Inventory sold in such calendar quarter.

2.                                       Existing Inventory in General. With respect to the Existing Inventory sold to third parties other than Grupo Ferrer, the “Transfer Price” shall be the applicable Transfer Percentage of the Net Sales of vials of such Existing Inventory sold in such calendar quarter, minus US$[**] per such vial sold.

3.                                       Grupo Ferrer.

(a)                                  With respect to the Existing Inventory sold to Grupo Ferrer, the “Transfer Price” shall be 100% of the Net Sales of vials of such Existing Inventory sold in such calendar quarter, minus US$[**] per such vial sold.

(b)                                 With respect to the New Inventory sold to Group Ferrer, the “Transfer Price” shall be 100% of the Net Sales of vials of such New Inventory sold in such calendar quarter.

By way of example:

If, with respect to a calendar quarter, Nycomed or any Distributor sells [**] vials of the Product to third parties other than Grupo Ferrer, as follows:

Number of Vials Sold	Inventory Status of such Vials	Net Sales for such Vials
[**]	[**]	US$[**]
[**]	[**]	US$[**]
[**]	[**]	US$[**]
[**]	[**]	US$[**]

And, given that the amount paid by Nycomed to TMC for each vial of Existing Inventory pursuant to the Former Distribution Agreement was US$[**],

And if the applicable Transfer Percentage is [**]%,

Then Nycomed shall pay to TMC the following amounts:

Number of Vials Sold	Inventory Status of such Vials	Net Sales for such Vials	Aggregate Transfer Price
[**]	[**]	US$[**]	[**]

Number of Vials Sold	Inventory Status of such Vials	Net Sales for such Vials	Aggregate Transfer Price
[**]	[**]	US$[**]	[**]
[**]	[**]	US$[**]	[**]
[**]	[**]	US$[**]	[**]
Total Aggregate Transfer Price:			US$[**]

EXHIBIT C

Trademarks

(a)                                  TMC trademarks subject to exclusive use by Nycomed in the Territory:

Angiomax®, Angiox®, Angionax® or any other trademark selected by TMC for the Product in the Territory

(b)                                 TMC trademarks subject to non-exclusive use by Nycomed in the Territory:

The Medicines Company® (and its logo)

REPLACE HEPARIN, IMPROVE OUTCOMES™

The logo:

EXHIBIT D

INTENTIONALLY OMITTED

EXHIBIT E

TMC Marks

each of the Trademarks identified in Exhibit C

Hirulog